                            SECURITIES AND EXCHANGE
                                   COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ALLERGY RESEARCH GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                     FLORIDA                              13-3940486
         (STATE OF OTHER JURISDICTION OF                (IRS EMPLOYER
         INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)


    30806 SANTANA STREET, HAYWARD, CALIFORNIA               94544
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)


                                   PLAN NAMES:
                       1998 INCENTIVE STOCK OPTION PLAN 1


         STEPHEN A. LEVINE                            WITH COPIES TO:
      CHIEF EXECUTIVE OFFICER                       GRETCHEN COWEN, ESQ.
   ALLERGY RESEARCH GROUP, INC.                    POPOV & MCCULLOGH, LLP
       30806 SANTANA STREET                 4180 LA JOLLA VILLAGE DR., SUITE 450
         HAYWARD, CA 94544                       LA JOLLA, CALIFORNIA 92037
          (800) 545-9960                               (858) 457-2900

 (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE OF AGENT FOR SERVICE)

                                                  CALCULATION OF REGISTRATION FEE
--------------------------- ------------------------- ------------------------ ------------------------- -------------------------
                                                         Proposed maximum          Proposed maximum
Title of securities to be         Amount to be          offering price per     aggregate offering price   Amount of registration
        registered               registered(1)               share(2)                                              fee
--------------------------- ------------------------- ------------------------ ------------------------- -------------------------
Stock Options and Common      1,000,000 Shares(1)               (2)                    $533,750                   $49.10
Stock (par value $.0001)
--------------------------- ------------------------- ------------------------ ------------------------- -------------------------

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the 1998 Incentive Stock Option Plan 1 described herein.
(2) This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is determined according to the following offering price information: under the 1998 Incentive Stock Option Plan 1 (i) 150,000 common shares are subject to outstanding options with an exercise price of $2.00 per share, and (ii) the remaining 850,000 common shares are reserved for issuance upon exercise of options to be granted in the future under the combined 1998 Incentive Stock Option Plan 1 (the "Plan"). Pursuant to Rule 457(h), for all shares of common stock being registered hereunder with an exercise price which cannot be presently determined (850,000 shares of common stock under the Plan), the Proposed Maximum Offering Price is $0.275 per share of common stock, which is based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq Over-The-Counter Bulletin Board on October 8, 2002.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

         Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in each of the following employee benefit plans of Allergy Research Group, Inc. (the "Company"):

                - 1998 Incentive Stock Option Plan 1, as amended

         These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Upon the written or oral request by a participant in any of the employee benefit plans listed in Item 1 of this Part I, the Company will provide any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into this Section 10(a) prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about such plans. All of such documents and information will be available without charge. Any and all such requests should be directed to the Company at 30806 Santana Street, Hayward, California 94544, telephone number (800) 545-9960, attention Corporate Secretary.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed by Allergy Research Group, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

         (A) The Company's registration statement on Form 10-KSB (File No.000-27227) filed pursuant to Rule 12(g) under the Securities Exchange Act of 1934 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

         (B) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's document referred to in (a) above.

All reports and documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Popov & McCullogh, LLP, La Jolla, California. As of the date of this Prospectus, no members of Popov & McCullogh own shares of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers.

         The Company's Articles of Incorporation contain a provision which, in accordance with Florida law, eliminates or limits the personal liability of directors and officers of the Company for monetary damages for certain breaches of their duty of care or other duty if he or she acted in good faith and in a manner they believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless otherwise determined by the court before which such action was brought. The Company believes this provision is essential to maintain and improve its ability to attract and retain competent directors. These indemnification provisions do not reduce the exposure of directors and officers to liability under federal and state securities laws, nor do they limit the shareholders' ability to obtain injunctive relief or other equitable remedies for a violation of a director's or officer's duty to the Company or its shareholders, although such equitable remedies may not be an effective remedy in certain circumstances.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and therefore unenforceable.

Item 7.  Exemption from Registration Claim.

         The Company has granted options to purchase a total of 150,000 shares of common stock to its Secretary and Director, Susan Levine, as compensation for past services rendered pursuant to the exemption from registration provided in Rule 701 of the Securities Act of 1933. The exercise price for each of these options is $2.00 per common share.

Item 8.  Exhibits.

No.      Exhibit
---      -------

5.1      Opinion of Popov & McCullogh, LLP

23.1     Consent of Clancy and Co., P.L.L.C.

23.2     Consent of Popov & McCullogh, LLP.  Reference is made to Exhibit 5.1

99.1*    The Company's 1998 Incentive Stock Option Plan 1.

99.2*    Plan A - Incentive Stock Option Agreement.

99.3*    Plan B - Non-Statutory Stock Option Agreement.

99.4     Amendment to 1998 Incentive Stock Option Plan 1, dated September 23,
         2002.

* Documents incorporated by reference from the Company's Registration Statement on Form 10-SB, as amended (File No. 000-27227) filed with the Securities and Exchange Commission on December 15, 2000.

Item 9.  Undertakings.

         1.   The undersigned registrant hereby undertakes:

         (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (I) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (II) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (III) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(I) and (a)(II) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Hayward, State of California, on October 9, 2002.


                                Allergy Research Group, Inc.

                                By: /s/ Stephen A. Levine
                                   -----------------------------------------
                                Stephen A. Levine
                                Chairman of the Board of Directors and Chief
                                Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                             Title                         Date
---------                             -----                         ----


/s/ Stephen A. Levine         Chairman of Board of              October 9, 2002
---------------------------   Directors and Chief Executive
Stephen A. Levine             Officer



/s/ Susan D. Levine           Secretary and Director            October 9, 2002
---------------------------
Susan Levine



/s/ Ed Kane                   Director                          October 9, 2002
---------------------------
Ed Kane

                                  EXHIBIT INDEX

No.      Exhibit
---      -------

5.1      Opinion of Popov & McCullogh, LLP

23.1     Consent of Clancy and Co., P.L.L.C.

23.2     Consent of Popov & McCullogh, LLP.  Reference is made to Exhibit 5.1

99.1*    The Company's 1998 Incentive Stock Option Plan 1.

99.2*    Plan A - Incentive Stock Option Agreement.

99.3*    Plan B - Non-Statutory Stock Option Agreement.

99.4     Amendment to 1998 Incentive Stock Option Plan 1, dated September 23,
         2002.

* Documents incorporated by reference from the Company's Registration Statement on Form 10-SB, as amended (File No. 000-27227) filed with the Securities and Exchange Commission on December 15, 2000.